EXHIBIT 10.12

ActionPoint, Inc.

1299 Parkmoor Avenue

San Jose, California 95126

March 4, 2002

Rick Russo

Captiva Software Corporation

10145 Pacific Heights Blvd.

San Diego, CA 92121

Dear Mr. Russo:

On behalf of ActionPoint, (the "Company") we are pleased to offer you the position of Chief Financial Officer of the Company, effective upon the Closing (the "Effective Date") of the Agreement of Merger and Plan of Reorganization (the "Merger Agreement") among, the Company, Captiva Software Corporation ("Target") and Condor Merger Corp. Capitalized terms that are not defined herein shall have the meaning set forth in the Merger Agreement. You and the Company hereby agree as follows:

  Duties. Upon commencement of employment, you will be expected to do and perform all services, acts and duties normally associated with the position of Chief Financial Officer. You will report to the Chief Executive Officer ("CEO") of the Company. You will work at the Company's facility located in San Diego, California. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties with the Company.

  Loyal and Conscientious Performance. During your employment with the Company, you shall devote your full business energies, interests, abilities and productive time to the proper and efficient performance of your duties to the Company; provided that, you shall not be precluded from engaging in civic, charitable or religious activities or from serving on a maximum of one outside board of directors and a reasonable number of industry related boards of directors for business purposes, so long as such participation does not present any conflict of interest with the Company or affect your performance of duties for the Company.

  Base Salary. Your initial base salary will be $16,666.67 per month, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Your salary will be reviewed by the Board in its discretion and in accordance with Company policy for executives.

  Benefits. In accordance with Company policy and the terms of the applicable plan documents, you shall be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees.

  Bonus. In addition to your base salary, you will be eligible to receive a potential bonus of thirty-five percent (35%) of your then current base salary (the "Bonus Potential") on an annual basis, in accordance with the terms of the Company's then current bonus plan as approved by the Board. The bonus plan and payments thereunder shall be based upon the Company's achievement of financial goals, to be defined by the Board's compensation committee within a reasonable period of time after the execution of this Agreement, and then annually thereafter. The bonus for each fiscal year will be earned and paid in accordance with the criteria established by the Board's compensation committee.

  Stock Options. Upon the Closing of the Merger, pursuant to the Merger Agreement, the Company will assume all of your stock options granted by Target (the "Assumed Options"). The Assumed Options shall otherwise be

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  subject to the terms and conditions of the applicable stock option plan of Target and the related stock option agreements.

  At Will Employment. Employment with the Company is for no specified period of time. Your employment with the Company will be "at-will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company regarding the nature of your employment. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed in an express written agreement signed by you and the Company's CEO.

  Termination Without Cause. Notwithstanding the at-will nature of your employment relationship, if the Company terminates your employment without Cause (as defined herein) and provided you sign (and do not revoke) a general release of all claims in a form prescribed by the Company (the "Release") and you return to the Company any and all Company property in your custody or under your control, the Company shall pay you severance benefits as follows: (a) severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for a period of six (6) months following the effective date of the Release; and (b) reimbursement for your monthly premium under COBRA until the earliest of (a) six (6) months following your termination date, or (b) the date that you begin to receive substantially equivalent health insurance coverage in connection with new employment or self employment; provided that, you are eligible and timely elect continued coverage under COBRA following your termination.

  Termination and Resignation. If: (a) you resign; (b) your employment is terminated for Cause (as defined herein); (c) your employment hereunder terminates by your death or permanent disability (as defined herein); or (d) the Company terminates your employment without Cause, but you do not sign (or you revoke) the Release, you will receive no additional payments or benefits from the Company other than your accrued but unpaid base salary, earned and Board approved bonus payments and unused vacation benefits earned as of your final day of employment with the Company.

  Cause. For purposes of this letter agreement, termination for "Cause" shall be limited to the following as determined by the Board in good faith: (a) your willful breach of any material provision of this letter agreement or any other material agreement between you and the Company, provided you have been given written notice of the breach by the Board and you have had a reasonable opportunity to cure such breach (if such breach is curable); (b) your dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit or acts adverse to the best interests of the Company and its shareholders; (c) your commission, conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; (d) your failure to comply with any commercially reasonable policies or directives adopted by the Board in good faith; or (e) your willful misconduct in the performance of your duties that is determined by the Board to be materially detrimental to the business of the Company.

  Permanent Disability. For purposes of this letter agreement, "Permanent Disability" shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation, for any sixty (60) business days within any continuous period of one hundred (100) days by reason of physical or mental illness or incapacity.

  Change of Control. In the event that your employment with the Company is terminated without Cause within twelve (12) months following a Change of Control of the Company (as defined below), and provided you sign (and do not revoke) the Release and you return to the Company any and all Company property in your custody or under your control), you shall be entitled to the payments and benefits described in paragraph 8 above, as well as full acceleration of your Option and all other Company stock options held by you (the "Stock Options") such that all Stock Options will be fully vested on the date of termination. For purposes of this letter agreement, Change of Control shall mean: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction; and (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by

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  virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company's voting power immediately after the transaction.

  In the event that any payment or benefits received or to be received by you pursuant to this Agreement ("Benefits") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then benefits to which you are entitled pursuant to this Section 12 (the "Benefits") shall be either: (i) provided to you in full, or (ii) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of you and the Company (the "Accountant"). The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

  Successors. Provided that you remain employed by the Company until a Change of Control occurs, the Company agrees that it will require any successor company to assume the obligations of the Company under this letter agreement. Such assumption shall be by an express agreement, signed by both you and the successor, and shall be satisfactory to you.

  Expense Reimbursement. During your employment with the Company, you shall be entitled to receive proper reimbursement for all reasonable out of pocket business expenses incurred (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder.

  Proprietary Information and Inventions Agreement. As a condition of employment, you will be required to sign and comply with the Company's Confidentiality and Proprietary Rights Agreement, a copy of which is attached hereto as Exhibit A.

  Entire Agreement. This agreement, together with your Confidentiality and Proprietary Rights Agreement and the Plan, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written, including, but not limited to, the offer letter entered into between you and Captiva Software Corporation dated April 7, 2000. Any additions or modifications to the terms in this letter agreement must be in writing and approved by the Board.

  Governing Law. This Agreement will be governed by and construed according to the laws of the state of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

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On behalf of the Company, we are delighted at the prospect of your accepting this offer.

Sincerely,

/s/ Steve Francis Date: 4 March 2002

Steve Francis

Accepted:

/s/ Rick Russo Date: 4 March 2002

Rick Russo

Attachment: Exhibit A, Confidentiality and Proprietary Rights Agreement

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